Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Mark H. Tubb
May 1, 2008	Vice President - Investor Relations
813.871.4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES FIRST QUARTER 2008 RESULTS AND RECENT

METALLURGICAL COAL CONTRACT PRICING IN EXCESS OF $315 PER METRIC TON

- Company Reports First Quarter Earnings of $0.01 per Diluted Share; Results Include

$28.0 Million of Pre-Tax Charges at Non-Core Financing & Homebuilding Businesses -

- All-Time Highs in Met Coal and Coke Pricing Expected to Generate Record Earnings in 2008 -

- Company Affirms 2008 Metallurgical Coal Production Outlook of 6.7 - 7.1 Million Tons and

Increases Metallurgical Coal Sales Outlook to 6.9 - 7.2 Million Tons -

- Company Advances Strategy on Separation of Financing and Homebuilding Businesses -

- Board of Directors Declares $0.05 Quarterly Dividend -

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT) today reported income from continuing operations of $0.5 million, or $0.01 per diluted share for the first quarter ended March 31, 2008 compared to $32.1 million, or $0.61 per diluted share, in the first quarter 2007.

First quarter 2008 results include pre-tax charges of $28.0 million, or $0.35 per diluted share, in the Financing and Homebuilding businesses. These charges were related to an interest rate hedge loss, the previously announced restructuring of Jim Walter Homes and an additional discount arising from Homebuilding’s transfer of instalment notes receivable to Financing.

“Our results for the quarter reflect $36.5 million in operating income from Natural Resources and Sloss. Our metallurgical coal production and operating performance were in line with our previously announced expectations,” said Walter Industries Chairman Michael T. Tokarz. “However, the unprecedented disruption in the residential mortgage market negatively impacted results in the non-core portion of our business for the quarter. In response, we took decisive actions to further our strategy of separating these businesses from Walter Industries.”

Metallurgical Coal Contract Settlements

Walter Industries also announced today that it has settled approximately two million metric tons of its 2008-2009 metallurgical coal tonnage in excess of $315 per metric ton FOB Port. The Company expects to settle another 1.1 million metric tons over the next few weeks in a similar price range and has an additional 0.6 million metric tons available for the second quarter 2009 that will be priced later this year.

4211 W. Boy Scout Blvd. | Tampa, Florida 33607 | Tel: 813.871.4811 | Web site: www.walterind.com

“Our Blue Creek Coal commands prices that are among the highest in the industry,” said Jim Walter Resources Chief Executive Officer George R. Richmond. “Continuing supply constraints and robust demand in the international steel market have set the stage for ongoing strength in metallurgical coal pricing beyond the 2008-2009 contract year. With about one million tons of incremental production capacity scheduled to begin coming online in the second half of 2008 and approximately two million additional tons coming online in the first half of 2009, we are very well positioned to take advantage of the strong market for our coal.”

First Quarter 2008 Financial Results

Net sales and revenues for the first quarter 2008 totaled $295.7 million, down 7.7 percent from the prior-year period. Revenues for the period were lower primarily as a result of lower coal selling prices in the 2007 - 2008 contract period, along with higher demurrage charges on coal shipments, as well as fewer unit deliveries at Homebuilding, partially offset by $17.9 million of higher selling prices at Sloss and the addition of coal sales volumes at Tuscaloosa Resources, Inc. (TRI).

Operating income from continuing operations for the first quarter 2008 totaled $6.5 million compared to $61.1 million in the first quarter 2007. Operating income in the current period was lower primarily as a result of a $22.9 million reduction resulting from lower average coal prices, which includes $6.9 million of increased demurrage charges; as well as higher coal production costs at Jim Walter Resources and $28.0 million of charges at Financing and Homebuilding mentioned above, partially offset by the favorable coke pricing at Sloss.

First Quarter Results by Operating Group

Natural Resources & Sloss

The Natural Resources & Sloss group generated combined revenues of $203.9 million in the first quarter, comparable to the prior year. Results versus the prior year include increases in coke pricing at Sloss, the addition of TRI coal sales and incremental coal sales at Kodiak, offset by a 15.4 percent decline in metallurgical coal pricing at Jim Walter Resources, which includes the impact of higher demurrage charges.

Natural Resources & Sloss reported combined operating income of $36.5 million in the first quarter, compared to $58.8 million in the prior-year period. Operating income in the current-year period reflects pricing improvements at Sloss, offset by lower coal pricing and higher coal production costs at Jim Walter Resources.

Total metallurgical coal production of 1.6 million tons for the quarter was on track to achieve the previously announced expectation of 2.8 - 3.0 million tons for the first half of the year. Overall cost per ton of $48.47 also was in line with the Company’s previously announced expectation range.

Mine No. 4 produced 1.0 million tons in the current-year period compared to 0.8 million tons in last year’s first quarter. The 0.2 million ton improvement was primarily a result of improved advance rates during the quarter as well as incremental capacity provided by the early startup of the current longwall panel. Mine No. 4’s cost per ton in the quarter was $36.03, an improvement of $1.29 per ton versus the prior-year period, primarily driven by higher production volumes.

Mine No. 7 produced 0.6 million tons in the first quarter 2008, approximately 0.25 million tons less than in the same period last year. First quarter production costs at Mine No. 7 were $67.36 per ton versus $42.05 per ton in the prior-year period, due to the cost of additional continuous miner units developing the expansion at Mine No. 7, higher equipment and labor costs in the current-year period and the effect of lower production volumes. A portion of the demurrage charges resulted from limited availability of Jim Walter Resources’ No. 7 coal.

Natural Gas

The natural gas business sold 1.6 billion cubic feet of gas at an average price of $7.96 per thousand cubic feet in the first quarter 2008 compared to sales of 1.9 billion cubic feet at an average price of $7.92 per thousand cubic feet in the prior-year period.

Sloss

Sloss Industries generated first quarter revenues of $50.9 million, up 55.1 percent versus the prior-year period, and operating income of $18.7 million, an increase of $17.4 million versus the prior-year period, driven by record-high coke pricing.

Sloss sold approximately 104,000 tons of coke at an average price of $388.51 per ton compared to approximately 109,000 tons at $216.55 in the prior-period.

“As we expected, global prices for metallurgical coke have tracked those of the metallurgical coal markets,” Richmond said. “Sloss’ price increases have now positioned the business as Walter Industries’ second leading contributor of operating income.”

Financing & Homebuilding

The Financing & Homebuilding group reported first quarter operating losses of $21.4 million on revenues of $92.2 million, compared to operating income of $7.9 on revenues of $115.9 million in the prior-year period. Excluding $28.0 million for the hedge loss, additional discount and restructuring charge noted above, operating income for the quarter would have been $6.6 million.

On an operating basis, results for Financing were consistent with the prior-year period. Excluding the $17.0 million hedge loss, operating income for the Financing business would have been $10.3 million in the quarter, compared to $10.6 million in the prior-year period. Portfolio performance continues to be strong, with delinquencies on the mortgage portfolio of 3.6 percent at March 31, 2008, compared to 3.4 percent at March 31, 2007 and 4.6 percent at Dec. 31, 2007.

The hedge loss at Financing was recorded to recognize a loss on maturing interest rate swaps that no longer qualify for hedge accounting treatment. The interest rate swaps, originally intended to hedge the Company’s next securitization, no longer qualified for hedge accounting treatment because the Company does not plan to access the distressed securitization market. This loss would normally have been amortized over the life of a securitization and the cash outflow would have been offset by increased securitization cash proceeds. All of Financing’s hedges were settled in April, and Financing has no more hedges outstanding.

Results at Homebuilding continue to reflect difficult market conditions. Revenues at Homebuilding declined due to a 29.7 percent decrease in unit completions and a $4.2 million increase in the discount from transferring instalment notes receivable to Financing at their estimated market value. Continued pressure in the residential mortgage market increased the discount required to fairly value these assets and resulted in lower revenue recognition for Homebuilding. The discount will be recognized as income by Financing over the life of the instalment note receivable.

The operating loss at Homebuilding of $14.7 million reflects the revenue impacts noted above and a $6.8 million restructuring charge in the period related to the previously announced closure of 36 Homebuilding sales centers.

In a separate release issued today, the Company announced that it has undertaken several critical steps toward the planned separation of the Financing and Homebuilding businesses. In particular, the Company said that Walter Mortgage Company would no longer provide financing for Jim Walter Homes’ customers and, as a result, Jim Walter Homes will shift to a third party financing model. The Company also amended its corporate credit agreement to facilitate the sale or other disposition of these businesses. For more information on these actions, please see the separate release.

Business Outlook

The Company’s revised full-year 2008 outlook reflects substantially higher metallurgical coal prices as well as higher metallurgical coal sales volumes.

Metallurgical coal sales are expected to be 6.9 - 7.2 million tons, exceeding the production range of 6.7 - 7.1 million tons. The incremental coal volumes are the result of sales of purchased coal. Earnings in the second half of the year will reflect production from two longwalls at Mine No. 7, as mining of the Southwest “A” panel begins in the mid-to-late August timeframe. This panel is expected to produce approximately one million tons by year end.

“We are confident that our higher coal and coke prices, along with our expanding metallurgical coal production, will lead to record earnings for Walter Industries in 2008,” Tokarz said.

The Company’s expectations with respect to earnings consider estimated pricing and volumes at Natural Resources and Sloss, summarized as follows:

Metallurgical Coal Sales Outlook (1)	Q1A	Q2E	Q3E	Q4E
Tons Sold (short tons, in millions)	1.5	1.6 - 1.7	1.8 - 1.9	2.0 - 2.1
Average Operating Margin Per Ton	$8	$20 - $21	$75 - $81	$90 - $96

Coke Sales Outlook	Q1A	Q2E	Q3E	Q4E
Tons Sold	104,024	100,000 - 108,000	103,000 - 109,000	103,000 - 109,000
Average Operating Margin Per Ton	$182	$125 - $145	$140 - $165	$140 - $165

(1) Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

The Company also affirms previously communicated expectations for metallurgical coal production in 2009 and 2010 with ranges of 8.0 - 8.5 million and 8.7 - 9.1 million tons, respectively.

Coal production costs per ton are expected to range between $45.00 and $50.00 per ton for the full year, in line with prior expectations. Production costs currently reflect a continued high ratio of continuous miner development tons to longwall tons. The higher mix of continuous miner tons, when compared to historical averages, is expected to improve later this year when the Southwest “A” longwall begins production and then return to more normal levels when the Mine 7 East longwall begins operation in 2009. As a result, 2009 average costs are expected to decline by approximately $3.00 to $5.00 per ton.

Demurrage costs are projected to continue at or near current levels for the second quarter. In the second half, demurrage costs are expected to be lower as a result of the increased availability of Mine No. 7 coal with the start up of the Southwest “A” panel, the expansion of Port of Mobile and the implementation of caps in demurrage costs that the Company has negotiated into many of its 2008-2009 metallurgical coal contracts.

Prior expectations for freight costs and royalties remain unchanged, with freight and throughput costs projected at $13.00 to $14.00 per ton and royalties projected at 5.0 to 5.5 percent of revenues.

Natural gas production in 2008 is projected to range between 6.8 and 7.2 billion cubic feet, with pricing expectations of $8.79 per million cubic feet based on existing hedges and projected market pricing.

Corporate interest expense will be higher going forward, reflecting the increase in the revolver portion of the 2005 Walter Credit Agreement. However, interest expense at Financing will substantially offset this increase due to the retirement of the warehouse facilities.

The increased discount rate at Homebuilding is expected to continue through the build-out of the backlog that Walter Mortgage Company is financing.

The Company’s effective tax rate is expected to be between 32 and 34 percent for 2008, unchanged from previously communicated expectations.

Quarterly Dividend

The Company announced today that its Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable on June 6, 2008 to shareholders of record at the close of business on May 9, 2008.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Industries’ first quarter 2008 results, its outlook for the remainder of the year and other general business matters during a conference call and live Web cast to be held on Fri., May 2, 2008, at 10 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.2 billion and employs approximately 2,500 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including  expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve  known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results in future periods to differ materially from the expectations expressed or implied  by such forward-looking statements. These factors include, among others, the following: the market demand for the Company’s products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and  geologic conditions; changes in extraction costs, pricing and our assumptions and projections concerning our reserves in the Company’s mining operations; changes in customer orders;  pricing actions by the Company’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful  implementation and anticipated timing of any strategic actions and objectives that may be pursued, including our announced separation of the Financing and Homebuilding business from the Company. Forward-looking statements made by the Company in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses, including the Risk Factors described in our 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. The Company disclaims any duty to update its forward-looking statements as of any future date.

- WLT -

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in Thousands)

Unaudited

	For the three months
	ended March 31,
	2008	2007
Net sales and revenues:
Net sales	$243,000	$259,387
Interest income on instalment notes	48,710	49,565
Miscellaneous	3,980	11,342
	295,690	320,294

Costs and expenses:
Cost of sales (exclusive of depreciation)	174,036	171,640
Depreciation	13,967	10,630
Selling, general and administrative	37,870	37,451
Provision for losses on instalment notes	4,325	2,897
Postretirement benefits	6,592	6,332
Interest expense - mortgage-backed/asset-backed notes	28,308	29,771
Interest rate hedge ineffectiveness (1)	16,981	—
Interest expense - other debt	5,715	7,347
Amortization of intangibles	365	478
Restructuring and impairment charges (2)	6,770	—
	294,929	266,546

Income from continuing operations before income tax expense	761	53,748
Income tax expense (3)	262	21,613
Income from continuing operations	499	32,135
Discontinued operations (4)	—	(2,510)
Net income	$499	$29,625

Basic income per share:
Income from continuing operations	$0.01	$0.62
Discontinued operations	—	(0.05)

Net income	$0.01	$0.57

Weighted average number of shares outstanding	52,202,840	52,012,638

Diluted income per share:
Income from continuing operations	$0.01	$0.61
Discontinued operations	—	(0.05)

Net income	$0.01	$0.56

Weighted average number of diluted shares outstanding	52,851,054	52,512,615

(1)

During the quarter ended March 31, 2008, the Company recognized a loss of $17.0 million for the ineffectiveness of interest rate hedges held by Financing that were intended to hedge an April 2008 securitization of instalment notes receivable. Unfavorable market conditions have precluded an April 2008 securitization and management cannot predict when such a securitization might occur.

(2)	Homebuilding recorded restructuring charges totaling $6.8 million during the quarter ended March 31, 2008 related to the closure of 36 sales offices.

(3)	Income tax expense for the quarter ended March 31, 2007 included a $4.4 million write-off of certain deferred tax assets no longer considered realizable.

(4)

The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. Operating results of this business for the quarter ended March 31, 2007 have been classified as discontinued operations.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in Thousands)

Unaudited

	For the three months
	ended March 31,
	2008	2007

NET SALES AND REVENUES:
Natural Resources (1)	$153,031	$171,446
Sloss	50,871	32,801
Natural Resources and Sloss	203,902	204,247

Financing	52,104	53,747
Homebuilding	40,072	62,133
Financing and Homebuilding Group	92,176	115,880

Other (1)	418	1,270
Consolidating Eliminations	(806)	(1,103)
	$295,690	$320,294

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS:
Natural Resources (1)	$17,810	$57,541
Sloss	18,700	1,306
Natural Resources and Sloss	36,510	58,847

Financing (3)	(6,712)	10,571
Homebuilding (2)	(14,727)	(2,678)
Financing and Homebuilding Group	(21,439)	7,893

Other (1)	(8,196)	(5,645)
Consolidating Eliminations	(399)	—
Operating income from continuing operations	6,476	61,095
Other debt interest expense	(5,715)	(7,347)
Income from continuing operations before income tax expense	$761	$53,748

(1)	Results for 2007 have been revised to reflect the reclassification of United Land (the parent company of Kodiak and TRI) from “Other” to Natural Resources.

(2)	Homebuilding recorded restructuring charges totaling $6.8 million during the quarter ended March 31, 2008 related to the closure of 36 sales offices.

(3)	Includes a loss of $17.0 million for the ineffectiveness of interest rate hedges that were intended to hedge an April 2008 securitization of instalment notes receivable.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months
	ended March 31,
	2008	2007
Operating Data:
Jim Walter Resources
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,476	1,426
Purchased metallurgical coal	1	96
	1,477	1,522

Average sale price per short ton:
Metallurgical coal, contracts	$84.86	$100.34

Tons sold by mine (in thousands):
Mine No. 4	850	630
Mine No. 7	626	782
Subtotal	1,476	1,412
Mine No. 5 (1)	—	14
Total	1,476	1,426

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$51.88	$48.89
Mine No. 7 per ton	$76.38	$53.29
Mines No. 4 and No. 7 per ton average	$62.27	$51.33
Mine No. 5 per ton (1)	$—	$57.98
Total average	$62.27	$51.39
Purchased coal costs (in thousands)	$57	$8,328
Other costs (in thousands) (2)	$2,606	$4,449

Tons of coal produced (in thousands)
Mine No. 4	969	789
Mine No. 7	638	883
Subtotal	1,607	1,672
Mine No. 5	—	—
Total	1,607	1,672

Coal production costs per ton: (3)
Mine No. 4	$36.03	$37.32
Mine No. 7	$67.36	$42.05
Mines No. 4 and No. 7 average	$48.47	$39.82
Mine No. 5	$—	$—
Total average	$48.47	$39.82

Natural gas sales, in mmcf (in thousands)	1,566	1,863
Natural gas average sale price per mmcf	$7.96	$7.92
Natural gas cost of sales per mmcf	$2.94	$2.76

Tuscaloosa Resources, Inc. (4)
Tons sold (in thousands)	193	—
Tons of coal produced (in thousands)	207	—

Kodiak
Tons sold (in thousands)	43	15
Tons of coal produced (in thousands)	20	25

(1)	Mine No. 5 ceased production in December 2006 as planned. Sales and cost of sales amounts in 2007 resulted from the sale of residual inventory on hand at December 31, 2006.

(2)	Consists of charges (credits) not directly allocable to a specific mine.

(3)

Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

(4)	Tuscaloosa Resources, Inc. was acquired on August 31, 2007.

	For the three months
	ended March 31,
	2008	2007
Operating Data (continued):

Sloss Industries
Furnace and foundry coke tons sold	104,024	108,955
Furnace and foundry coke average sale price per ton	$388.51	$216.55

Financing
Delinquencies, as of period end	3.6%	3.4%
Prepayment speeds	5.3%	8.1%
Number of repossessions	325	288
Repossession rate, annualized	3.3%	2.8%
Recovery rate on repossessions	83.1%	84.9%

Homebuilding (excluding Crestline)
New sales contracts	450	734
Cancellations	98	84
Unit completions	446	634
Average contractual sales price	$105,600	$104,200
Average revenue per home sold (1)	$89,800	$98,000
Ending backlog of homes	995	1,535

Depreciation ($ in thousands):
Natural Resources	$11,375	$7,880
Sloss	1,006	916
Financing	135	281
Homebuilding	1,219	1,234
Other	232	319
	$13,967	$10,630

Capital expenditures ($ in thousands):
Natural Resources	$21,308	$22,084
Sloss	1,575	2,120
Financing	42	31
Homebuilding	429	1,240
Other	106	52
	$23,460	$25,527

(1)	Includes the effect of the discount required to sell instalment notes receivable to Financing at the estimated market value.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Thousands)

Unaudited

	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$26,394	$30,614
Short-term investments, restricted	73,462	75,851
Instalment notes receivable, net of allowance of $14,009 and $13,992, respectively	1,829,840	1,837,059
Receivables, net	89,738	81,698
Inventories	116,800	101,676
Prepaid expenses	52,677	38,340
Property, plant and equipment, net	441,366	435,035
Other assets	143,131	156,113
Goodwill	10,895	10,895
	$2,784,303	$2,767,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$71,780	$72,072
Accrued expenses	70,644	83,072
Accrued interest on debt	13,462	13,940
Debt:
Mortgage-backed/asset-backed notes	1,689,944	1,706,218
Other debt	251,219	225,860
Accumulated postretirement benefits obligation	341,541	335,034
Other liabilities	226,636	216,372
Total liabilities	2,665,226	2,652,568

Stockholders’ equity	119,077	114,713
	$2,784,303	$2,767,281

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008

($ in Thousands)

Unaudited

	Total	Common Stock	Capital in Excess of Par Value	Comprehensive Income	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2007	$114,713	$520	$497,032		$(290,986)	$(91,853)

Comprehensive income:
Net income	499			$499	499
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	636			636		636
Net unrealized loss on hedges	575			575		575
Comprehensive income				$1,710

Effects of changing the pension plan measurement date pursuant to FASB 158:
Service cost, interest cost, and expected return on plan assets for October 1 - December 31, 2007, net of taxes	(4,603)				(4,603)
Amortization of actuarial gain and prior service cost for October 1 - December 31, 2007, net of taxes	670					670
Purchases of stock under stock repurchase program	(363)		(363)
Stock issued upon the exercise of stock options	4,269	3	4,266
Stock issued upon conversion of convertible notes	785	1	784
Tax benefit from the exercise of stock options	3,766		3,766
Dividends paid, $0.05 per share	(2,605)		(2,605)
Stock-based compensation	2,139		2,139
Other	(1,404)		(1,404)
Balance at March 31, 2008	$119,077	$524	$503,615		$(295,090)	$(89,972)

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in Thousands)

Unaudited

	For the three months ended March 31,
	2008	2007

OPERATING ACTIVITIES
Net income	$499	$29,625
Loss from discontinued operations	—	2,510
Income from continuing operations	499	32,135

Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Provision for losses on instalment notes receivable	4,325	2,897
Depreciation	13,967	10,630
Provision for deferred income taxes	262	21,613
Non-cash loss from ineffective hedges	16,981	—
Other	11,343	1,060

Decrease (increase) in assets:
Receivables	(8,096)	10,535
Inventories	(15,124)	(8,369)
Prepaid expenses	(8,803)	3,078
Instalment notes receivable, net	(1,177)	(20,540)
Increase (decrease) in liabilities:
Accounts payable	2,020	4,255
Accrued expenses	(13,700)	(24,195)
Accrued interest	(478)	(1,593)
Cash flows provided by operating activities of continuing operations	2,019	31,506

INVESTING ACTIVITIES
Purchases of loans	—	(18,107)
Principal payments received on purchased loans	4,071	11,715
Decrease in short-term investments, restricted	2,389	5,736
Additions to property, plant and equipment	(23,460)	(25,527)
Other	(444)	26
Cash flows used in investing activities of continuing operations	(17,444)	(26,157)

FINANCING ACTIVITIES
Issuances of mortgage-backed/asset-backed notes	25,000	59,250
Payments of mortgage-backed/asset-backed notes	(41,290)	(58,816)
Proceeds from issuances of other debt	30,000	—
Retirements of other debt	(3,856)	(28,512)
Other	1,351	(1,218)
Cash flows provided by (used in) financing activities of continuing operations	11,205	(29,296)
Cash flows used in continuing operations	$(4,220)	$(23,947)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows used in operating activities	$—	$(2,510)
Cash flows used in investing activities	—	—
Cash flows provided by financing activities	—	—
Cash flows used in discontinued operations	$—	$(2,510)

Net decrease in cash and cash equivalents	$(4,220)	$(26,457)

Cash and cash equivalents at beginning of period	$30,614	$127,369
Add: Cash and cash equivalents of discontinued operations at beginning of period	—	1
Net decrease in cash and cash equivalents	(4,220)	(26,457)
Less: Cash and cash equivalents of discontinued operations at end of period	—	11
Cash and cash equivalents at end of period	$26,394	$100,902